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                                   Exhibit 2.5

                                    AGREEMENT

This Agreement (the "Agreement") is entered into this December 29, 1999 by Affinity International Travel Systems, Inc. ("Affinity"), Prestige Travel Services II, Inc., a Florida corporation ("Prestige"), Anita LaScala, Ron LaScala, and Kimberly LaScala (collectively the "LaScalas") and Prestige Travel Systems, Inc. (" Prestige Systems").

                                    RECITALS

A.    Affinity is engaged in the retail and wholesale travel agency business.

B. Prestige is a wholly owned subsidiary of Affinity and is engage in the retail travel agency business.

C. The LaScalas are the former owners of Prestige who sold their ownership interest in Prestige to Affinity in a prior business transaction.

D. Affinity is desirous of selling Prestige and the LaScalas are desirous of reacquiring Prestige.

F. Prestige Systems is a corporation formed in 1999 and owned by the LaScalas which joins in this agreement for purposes of the indemnity, document inspection, and document return provisions of this Agreement.

NOW THEREFORE the parties stipulate and agree that each has received good and valuable consideration for the entry into this Agreement and agree as follows:

      1. RECITALS ARE TRUE AND CORRECT. The parties agree that the recitals are true and correct.

      2. PAYMENT AND STOCK TRANSFER TO AFFINITY. The LaScalas shall pay Affinity the sum of $75,000 in certified funds and shall transfer 1,497,076 shares of stock in Affinity owned by the LaScalas as follows:

            A. To Affinity from Anita LaScala, Stock Certificate No 2312, evidencing her ownership of 598,830 shares; and

            B. To Affinity from Ron LaScala, Stock Certificate No 2311, evidencing his ownership of 598,830 shares; and

            C. To Affinity from Kimberly LaScala, Stock Certificate No 2313, evidencing her ownership of 299,416 shares;

all of which shall be delivered together with the fully executed stock subscription agreements (delivered to Michael Addison, Esq. on October 4,1999) to the offices. Michael J. Keane, Esq. on or before 5:00 p.m. December 30, 1999.

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      3. STOCK TRANSFER TO THE LASCALAS. Affinity shall transfer 500 shares of stock in Prestige, (representing all of the outstanding shares of stock in Prestige) to the LaScalas all of which shall be delivered to the offices of Phyllis Towzey, Esq. on or before 5:00 p.m. December 30, 1999.

      4. MUTUAL RELEASES. Affinity hereby forever waives, discharges, terminates, extinguishes, and otherwise releases all Claims (as hereinafter defined) that it now has, has had or may hereafter have against the LaScalas and their respective officers, directors, shareholders, employees, attorneys, agents, contractors, insurers, successors or assigns, past or present, or any of them.

            The LaScalas and Prestige hereby forever waive, discharge terminate, extinguish, and otherwise release all Claims (as hereinafter defined) that they now have, have had or may hereafter have against Affinity, its subsidiaries and affiliates and their respective officers, directors, shareholders, employees, attorneys, agents, contractors, insurers, successors or assigns, past or present, or any of them.

            The term "Claims" as used above includes any promises, representations, causes of action, rights and other claims and defenses of any kind (in the broadest sense of those words), whether presently known or unknown, whether matured or not yet ripe, and whether discovered or undiscovered prior to the execution hereof, in law or in equity, arising or whole or in part out of or otherwise relating to anything that has or has not occurred, in whole or in part, prior to the effective date of this Mutual Release, including, but not limited to:

                  (A) all Claims made or which have been made to date by or
            against the parties to this Agreement; and

                  (B) all Claims made or which could have been made to date by or against the parties to this Agreement arising from any action which predates the effective date of this Agreement; and

                  (C) all Claims arising out of or relating to any breach of any contract, if any, and

                  (D) all intentional tort claims, including fraud, libel and slander, conversion malicious prosecution, abuse of process or other tort Claims arising out any action which predates the effective date of this Agreement; and

                  (E) all Claims arising from any and all allege violations of any federal, state or local statutes, ordinances, rules administrative orders, or other forms of regulations, as well as any other claims based on constitutional, statutory, common law or regulatory grounds; and

                  (F) all Claims, any portion or element of which began to
            accrue prior to the date of this Agreement, even though other portions or elements of which do not occur or accrue until after the date of this Agreement; and

                  (G) all Claims arising from any and all alleged violations of any federal or state securities laws; and

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                  (H) all claims arising under any employment agreement among the LaScalas and Affinity, including any claims for unpaid wages or expenses; and

                  (I) all claims arising under any prior acquisition agreement or any agreement or commitment related thereto.

The term "Claims," however, shall not include and specifically excludes (1) any and all promises, agreements, representations, warranties contained in this Agreement, (2, any and all causes, causes of action, rights and other claims and defenses of any kind which Affinity may have against the company commonly referred to as Amadeus, (3) any and all causes, causes of action, rights and other claims and defenses of any kind arising out of the future performance or non-performance of the terms and conditions of this Agreement.

      5. STATEMENT TO THE MEDIA AND CONFIDENTIALITY. The parties recognize that by this Agreement, Affinity admits no liability to the LaScalas The LaScalas will initiate no contact with the news media or any persons (excluding any professional advisers and those employed by Prestige or Prestige Systems who have an express and direct "need to know") regarding this Agreement or any of the facts, circumstances, issues or negotiations which relate to and predate this Agreement. If contacted by the news media or any other third person, the LaScalas agree to state that they have reached an amicable agreement with Affinity and shall decline further comment. Affinity shall be entitled to issue such press releases as it deems appropriate and will provide the LaScalas an advance copy for their informational purposes.

      6. REPRESENTATIONS AND WARRANTIES OF THE LASCALAS. The LaScalas represent and warrant the following facts to be true:

            A. As of the date of this Agreement the LaScalas were officers of Prestige and employees of Affinity. In that capacity the LaScalas have had the primary responsibility for all day to day business, financial and accounting functions of Prestige since January 1, 1999. As such each of them are intimately familiar with the business affairs of Prestige.

            B. Prior to the acquisition of Prestige by Affinity the LaScalas were the owners of Prestige and were likewise responsible for all day to day business, financial and accounting functions of Prestige from its inception up through the acquisition by Affinity prior to January 1, 1999. As such each of them have been continuously intimately familiar with the business affairs of Prestige.

            C. As employees of Affinity the LaScalas have had the opportunity to review the financials, business plans and other strategic business information of Affinity. They have had the opportunity to ask questions and have done so regarding the business affairs and plans of Affinity.

            D. The LaScalas are knowledgeable about the business projections, financial condition, and strategies of Affinity. They recognize and acknowledge that Affinity intends to seek other business opportunities and that the Affinity stock transferred pursuant to this Agreement may be subject to dramatic and substantial changes in value. The LaScalas with full knowledge and appreciation of these prospects and facts enter into this Agreement and commit to transfer all of the outstanding shares which they own in Affinity. The LaScalas further recognize that Affinity makes no warranties or representations of any kind regarding this Agreement and the transaction contemplated herein.

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            E. The LaScalas have not assigned, pledged, hypothecated, or otherwise encumbered the Affinity shares to be transferred pursuant to this Agreement which shares shall be delivered free and clear of all claims, liens and other forms of encumbrances of any and all kinds.

      7. CANCELLATION OF CONTRACTUAL AGREEMENTS. All executory provisions of the Employment Agreements among the LaScalas and Affinity; any prior acquisition and related contracts; and any other contractual agreements in favor of the LaScalas which may impose some obligation on Affinity or Prestige are hereby deemed canceled and of no further force and effect.

      8. INDEMNIFICATION. The LaScalas, Prestige and Prestige Systems hereby unconditionally indemnify and hold harmless Affinity, its subsidiaries, affiliates, and their respective officers, directors, shareholders, employees, attorneys, agents, contractors, insurers, successors or assigns, past or present, or any of them the ("Indemnitees") from and against any and all claims, causes of action, losses, costs, expenses, awards, judgments, liabilities, damages, fees and other charges or monetary obligations incurred by Indemnitees that that arise out any act or omission or contractual undertaking of the LaScalas, Prestige, and Prestige Systems including, but not limited to, any and all attorneys' fees, costs and expenses incurred by Indemnitees in connection with any or all of the foregoing.

      9. DEFAULT. In the event of a default under this Agreement, the non-defaulting party shall have available to it all fights described herein and all fights available in law or equity. The prevailing party in any proceeding arising out of or in connection with this Agreement shall be entitled to an award of reasonable attorneys' fees and costs (including appellate attorneys' fees and costs).

      10. MISCELLANEOUS.

            A. The parties have negotiated the terms and provisions of this Agreement, have consulted with such legal, tax, accounting, financial and other advisors retained by them of their personal choice as each considered necessary or advisable with respect to this Agreement and the transactions contemplated hereby, and this Agreement shall not be construed against any party as the drafter hereof.

            B. This Agreement shall be governed, construed and enforced accordance with the internal laws of the State of Florida without reference to its laws relating to the conflict of laws. Each party irrevocably consents to personal jurisdiction over that party by the courts of the State of Florida and the court in the Pending Action for all purposes of this Agreement. Venue shall lie exclusively in the state courts of Pinellas County, Florida.

            C. Time is of the essence under this Agreement.

            D. Each of the Parties shall execute and deliver such other documents, certificates, agreements and other writings and shall take such other actions to as may be reasonably necessary to implement expeditiously or to consummate this Agreement.

            E. This Agreement contains the complete agreement of the Parties concerning the settlement of the Pending Action and supersedes all prior agreements, promises, representations and warranties that may have been made between the parties concerning that subject, whether in connection with the negotiation of this Agreement or otherwise.

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            F. The signatories to this Agreement represent and warrant that they are authorized to sign for and bind the person or entity as to which they have signed the Agreement.

            G. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later, nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

            H. The effective date of the transfers of stock and the closing of this transaction for accounting purposes shall be December 31, 1999. The LaScalas shall deliver to Affinity a preliminary 1999 year-end financial statement for Prestige no later than January 20, 2000. The parties express their general recognition and intent that Affinity shall be given full and complete access to all business, contractual, accounting and financial records of Prestige and Prestige Systems as are needed by the accountants for Affinity to prepare interim and final financial reports and audits pertaining to Prestige in accordance with GAAP and GAAS. The LaScalas, Prestige and Prestige Systems recognize the commitments made in this paragraph are critical to Affinity and recognize that substantial damages and irreparable harm will occur to Affinity if timely, full, and complete access to the required information is prevented, hindered or impaired. Therefore the LaScalas, Prestige and Prestige Systems more particularly and expressly promise that on 24 hours telephonic notice they shall make all requested business, contractual, accounting and financial information available, shall provide adequate work space, and access to telefax machines, copiers and such other office equipment as may be necessary for Affinity and its representatives to conduct their needed inspections and reviews. Inspection and copying shall be permitted and shall occur during business hours. The LaScalas, Prestige and Prestige Systems promise to cooperate fully and not hinder, impair, or delay to in any way inspection, review and copying described in this paragraph. Any breach of this independent covenant may be remedied by emergency injunctive relief without bond, but with telephonic notice to the offices of Phyllis Towzey, Esq. at 727-894-4333. The amount of notice given shall not be cause to delay an emergency injunction hearing or represent an independent grounds for appeal of any injunction so entered. The LaScalas expressly recognize that the benefits which inure to them under this Agreement would not have occurred but for the promises and the actual performance of the promises made in this paragraph.

            I. The LaScalas, Prestige and Prestige Systems shall deliver to Affinity within 3 business days the originals and all copies (whether preserved electronically or not) all business and strategic plans, the Internet Strategy Plan, dated November 10, 1999, and the June 30, 1999 year-end audit of Affinity. The LaScalas, Prestige and Prestige Systems promise not to retain any copies or any data or information derived from these documents and further agree not to use them in any way for any purpose. The LaScalas, Prestige and Prestige Systems agree that the document described in this paragraph are trade secrets of Affinity and shall not contest their classification or status as trade secrets.

            J. Affinity and Prestige affirmatively state that Prestige has entered into no contracts of which the LaScalas are not aware.

            K. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective and binding upon the parties to it

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only if and when all parties to it have signed and exchanged with one another counterparts of this Agreement. A telefax signature as to Kimberly LaScala shall suffice to bind the parties. Kimberly LaScala shall deliver a telefax copy of her Affinity stock reflecting its endorsement in blank. Kimberly LaScala shall deliver an original signature to tiffs Agreement, and shall deliver the original stock certificate duly endorsed within 5 business days of the date of this Agreement.

            L. Affinity shall return to the LaScalas the manual which they prepared and Affinity agrees not to use it.

AFFINITY INTERNATIONAL
TRAVEL SYSTEMS, INC.                 Approved as to form by Counsel for
                                     Affinity International Travel Systems, Inc.

By: /s/ Daniel G. Brandano           /s/ Michael Keane
    -----------------------------    -----------------
Its: Chief Executive Officer         Michael Keane, Esq.
     ----------------------------


PRESTIGE TRAVEL SERVICES II, INC.
By: /s/ Anita LaScala
    -----------------------------
Its: President
     ----------------------------



PRESTIGE TRAVEL SYSTEMS, INC.       Approved as to form by Counsel for
                                    Prestige Travel Systems, Inc.

By: /s/ Anita LaScala               /s/ Phyllis J. Towzey
    -----------------------------   --------------------------------------------
Its: President                      Phyllis J. Towzey, Esq.
     ----------------------------


/s/ Anita LaScala                   Ron LaScala
---------------------------------   --------------------------------------------
ANITA LaSCALA                       RON LaSCALA

/s/ Kimberly LaScala
---------------------------------
KIMBERLY LaSCALA

                                    Approved as to form by counsel for
                                    The LaScalas


                                    /s/ Phyllis J. Towzey
                                    --------------------------------------------
                                    Phyllis J. Towzey, Esq.